UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/02/2012

THE PEP BOYS - MANNY MOE & JACK
(Exact name of registrant as specified in its charter)

Commission File Number:  001-03381

PA	23-0962915
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3111 West Allegheny Avenue, Philadelphia, PA 19132
(Address of principal executive offices, including zip code)

215-430-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On or about August 3, 2012, The Pep Boys - Manny, Moe & Jack (the "Company") entered into new Change of Control Agreements with each of its named executive officers to eliminate the provision of any "gross-up" payments, restructure the severance compensation and modify the definition of a change of control, all in order to reflect current best practices in executive compensation and corporate governance. The new Change of Control Agreements take effect on December 20, 2012 following the expiration of the Company's current Change of Control Agreements.

The new Change of Control Agreements provide each named executive officer with a payment equal to two times the value of their annual salary, target bonus and welfare benefits (but not retirement benefits or auto allowances) and the vesting of all equity awards if such officer is terminated within two years following a change of control.   For the purposes of these agreements, a change of control shall be deemed to have taken place if:

-incumbent directors (those in place on, or approved by two-thirds of those in place on, the date of the execution of the agreements) cease to constitute a majority of our Board;

-any person becomes the beneficial owner of 35% or more of our voting securities;

-the consummation of business combination transaction, unless immediately thereafter (1) more than 50% of the voting power of the resulting entity is represented by our shareholders immediately prior to such transaction, (2) no person is the beneficial owner of more than 35% of the resulting entity's voting securities and (3) at least a majority of the directors of the resulting entity were incumbent directors;

-a sale of all or substantially all of our assets; or

-the approval of a complete liquidation or dissolution of Pep Boys.

A copy of the form of new Change of Control Agreement is attached hereto as Exhibit 10.1.

On August 3, 2012, the Company's also amended and restated its 2009 Stock Incentive Plan to provide that newly-issued equity awards no longer automatically vest upon the occurrence of a change of control, but rather only following a business combination, asset sale or liquidation transaction if the surving company or successor does not assume such awards or convert them into awards of equivalent value (i.e., double trigger vesting).

A copy of the amended and restated 2009 Stock Incentive Plan is attached hereto as Exhibit 10.2.

On August 2, 2012, the Company announced the appointment of Thomas J. Carey, 55, as its new Senior Vice President - Chief Customer Officer, effective August 6, 2012.

From July 2007 through January 2012, Mr. Carey served as the Senior Vice President and Chief Marketing Officer for Orchard Supply Hardware Stores. From March 2003 to June 2007, Mr. Carey served as Senior Vice President, Chief Marketing Officer, of West Marine, Inc. Prior to joining West Marine, Mr. Carey served in various marketing leadership positions of increasing seniority with several national retailers, including Sunglass Hut, Bloomingdale's and Builders Square. Mr. Carey also has agency experieince with, among others, Ogilvy & Mather and Young & Rubicam.

Mr. Carey will (i) be paid a base salary of $350,000, (ii) be eligible to earn a target annual bonus, pursuant to the terms of the Company's Annual Incentive Bonus Plan, equal to 45% of his base salary upon the achievement of certain predetermined corporate objectives (a prorated portion of such bonus is guaranteed for fiscal 2012) and (iii) participate in the Company's other incentive and welfare and benefit plans made available to executives. As an inducement to join the Company, Mr. Carey will receive restricted stock units valued at $70,000, and a $80,000 cash signing bonus.

        As an executive officer of the Company, Mr. Carey will enter into the Company's new form of Change of Control and Non Competition Agreements described above.

        A copy of the Company's press release announcing Mr. Carey's appointment is attached to this Current Report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

10.1 Form of Change of Control Agreement.

10.2 2009 Stock Incentive Plan, amended and restated as of August 3, 2012.

99.1 Press Release dated August 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY MOE & JACK

Date: August 03, 2012	By:	/s/ Brian D. Zuckerman
Brian D. Zuckerman
SVP - General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Form of Change of Control Agreement
EX-10.2	2009 Stock Incentive Plan, amended and restated as of August 3, 2012
EX-99.1	Press Release dated August 2, 2012